Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-104493

                                                           Prospectus Supplement
                                            (to Prospectus dated April 24, 2003)

                            LNR PROPERTY CORPORATION

         5.5% Contingent Convertible Senior Subordinated Notes Due 2023

This Prospectus Supplement supplements the Prospectus dated April 24, 2003 relating to $235,000,000 aggregate principal amount of our 5.5% Contingent Convertible Senior Subordinated Notes Due 2023 and the shares of our common stock into which those Notes are convertible.

The following are the Selling Securityholders at the date of this Prospectus Supplement. We obtained the information about Notes beneficially owned and that may be offered by the Prospectus, and about shares of Common Stock beneficially owned, from the individual Selling Securityholders. We have not attempted to verify that information.

                                                                                Principal Amount of Notes
                                                                                  Beneficially Owned and         Number of Shares
                                                                                  That May Be Offered by         of Common Stock
Selling Securityholder                                                                this Prospectus         Beneficially Owned(1)
----------------------                                                          -------------------------     ---------------------
Innovest Finanzdienstle                                                                 $  1,500,000                  33,127
S.A.C. Capital Associates, LLC                                                          $  2,000,000                  44,169
BNP Paribas Equity Strategies, SNC                                                      $ 11,571,000                 255,543
CooperNeff Convertible Strategies (Cayman)
  Master Fund, LP                                                                       $  7,917,000                 174,845
Context Convertible Arbitrage Offshore Ltd.                                             $    415,000                   9,165
Context Convertible Arbitrage Fund, LP                                                  $    665,000                  14,686
Arkansas PERS                                                                           $    385,000                   8,502
ICI American Holdings Trust                                                             $    125,000                   2,760
Zeneca Holdings Trust                                                                   $    135,000                   2,981
Delaware PERS                                                                           $    540,000                  11,925
Syngenta AG                                                                             $     90,000                   1,987
Prudential Insurance Co of America                                                      $     35,000                     772
Boilermakers Blacksmith Pension Trust                                                   $    500,000                  11,042
State of Oregon/Equity                                                                  $  1,700,000                  37,544
Duke Endowment                                                                          $     95,000                   2,098
Louisiana CCRF                                                                          $     70,000                   1,545
Delta Airlines Master Trust                                                             $    225,000                   4,969
Froley Revy Investment Convertible Security Fund                                        $     55,000                   1,214
Sturgeon Limited                                                                        $  1,512,000                  33,392
JP Morgan Securities Inc.                                                               $ 12,750,000                 281,581
Akela Capital Master Fund, Ltd.                                                         $  5,000,000                 110,424
Laurel Ridge Capital LP                                                                 $  1,000,000                  22,084
Alpine Associates                                                                       $  9,700,000                 214,222

                                                                                Principal Amount of Notes
                                                                                  Beneficially Owned and         Number of Shares
                                                                                  That May Be Offered by         of Common Stock
Selling Securityholder                                                                this Prospectus         Beneficially Owned(1)
----------------------                                                          -------------------------     ---------------------
Alpine Partners, L.P.                                                                   $  1,300,000                  28,710
Tribeca Investments L.T.D                                                               $  2,000,000                  44,169
Grace Convertible Arbitrage Fund, Ltd.                                                  $  5,000,000                 110,424
LLT Limited                                                                             $    156,000                   3,445
Wachovia Securities Inc.                                                                $  8,500,000                 187,720
Common Fund Event Driven Co, Ltd. c/o Levco                                             $     65,000                   1,435
Levco Alternative Fund Ltd.                                                             $  2,197,000                  48,520
Citi JL Ltd.                                                                            $     87,000                   1,921
Lyxor/JLC Fund Ltd.                                                                     $    167,000                   3,688
Purchase Associates, L.P.                                                               $    484,000                  10,689
Highbridge International LLC                                                            $ 33,000,000                 728,798
Forest Fulcrum Fund LLP                                                                 $    404,000                   8,922
BGI Global Investors c/o Forest Investment
  Management LLC                                                                        $    168,000                   3,710
Forest Multi-Strategy Master Fund SFC, on
  behalf of Series F, Multi-Strategy
  Segregated Portfolio                                                                  $    204,000                   4,505
Zurich Master Hedge Fund c/o Forest Investment
  Management LLC                                                                        $    260,000                   5,742
Forest Global Convertible Fund Series A-5                                               $  1,896,000                  41,872
Lyxor Master Fund c/o Forest Investment
  Management LLC                                                                        $    632,000                  13,957
Relay 11 Holdings c/o Forest Investment
  Management LLC                                                                        $     80,000                   1,766
RBC Alternative Assets LP c/o Forest Investment
  Management LLC                                                                        $    160,000                   3,533
RBC Alternative Assets LP                                                               $    500,000                  11,042
Sphinx Convertible Arbitrage c/o Forest
  Investment Management LLC                                                             $     40,000                     883
Banc of America Securities LLC                                                          $  3,250,000                  71,775
Sunrise Partners Limited Partnership                                                    $ 13,875,000                 306,426
Man Convertible Bond Master Fund, Ltd.                                                  $  3,622,000                  79,991
St. Thomas Trading, Ltd.                                                                $ 10,378,000                 229,196
Arbitex Master Fund L.P.                                                                $  3,000,000                  66,254
Thomas Weisel Partners                                                                  $    350,000                   7,729
                                                                                        ------------            ------------
                                                                                        $149,760,000               3,307,399

(1) Including the shares the selling securityholder would acquire if the selling securityholder converted all its Notes.

May 9, 2003